Exhibit 99.1

BioTime Receives NIH Approval for Four GMP Human Embryonic Stem Cell Lines

ESI-035, ESI-049, ESI-051 and ESI-053 approved for use in federally funded research

ALAMEDA, Calif.--(BUSINESS WIRE)--August 19, 2011--BioTime, Inc. (NYSE Amex:BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced that four human embryonic stem (hES) cell lines: ESI-035, ESI-049, ESI-051 and ESI-053, developed by a BioTime subsidiary have been approved by the National Institutes of Health (NIH) for inclusion in the NIH Human Embryonic Stem Cell Registry. This approval opens the door to the use of these cell lines in federally funded research. BioTime previously announced the inclusion of ESI-014 and ESI-017 to the NIH Human Embryonic Stem Cell Registry.

“We believe these six human embryonic stem cell lines now approved for federal funding are the largest set of GMP-compliant lines available to U.S. researchers,” said Michael D. West, Ph.D., President and CEO of BioTime. "As researchers work towards developing therapeutics for use in hard-to-treat diseases, we believe that our clinical grade hES cell lines will enable them to easily translate scientific progress into commercially successful therapeutic products.”

ESI-035, ESI-049, ESI-051 and ESI-053 were developed by ES Cell International Pte. Ltd. (ESI), a wholly owned subsidiary of BioTime. ESI is one of the earliest pioneers of human embryonic stem cell technology. The ESI hES cell lines were derived using procedures and documentation that are in compliance with current Good Tissue Practices (cGTP) and current Good Manufacturing Practices (cGMP), are free of animal feeder cells and have been assessed for pluripotency and karyotypic stability. In collaboration with the California Institute of Regenerative Medicine, BioTime has supplied research grade versions of these lines to dozens of researchers throughout California, including those in the University of California system. BioTime has agreed to provide the complete genome sequence to the public by the fall of 2011 to facilitate the development of products derived from these cell lines. One of the ESI cell lines is being evaluated by a large pharmaceutical company for potential use in its product development program.

The NIH created the Human Embryonic Stem Cell Registry in 2001 to facilitate research using human embryonic stem cells. The registry includes hES cell lines that meet certain eligibility criteria including ethical derivation and informed consent. Only research projects using hES cell lines listed in the Registry are eligible for federal funding.

Researchers interested in obtaining the hES cell lines ESI-035, ESI-049, ESI-051 and ESI-053 should visit BioTime's website at www.biotimeinc.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Barbara JL Domingo, 510-521-3390, ext 313
bdomingo@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com